UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 5, 2008

ACUSPHERE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50405	04-3208947
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Arsenal Street Watertown, Massachusetts 02472
(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code  (617) 648-8800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01               Other Events.

On June 5, 2008, a majority of the stockholders of Acusphere, Inc. (the “Company”) approved a proposal to grant the Company’s board of directors authority to amend the Company’s certificate of incorporation to increase the authorized common stock from 98.5 million to up to 250 million shares.  The Company’s board of directors has decided not to amend the Company’s certificate of incorporation at this time.  The approved proposal provides the board of directors with the authority, in its sole discretion and without further action by stockholders, to increase the authorized shares of common stock as so described at any time prior to the next Annual Meeting of Stockholders.

The Company previously announced that, at a special meeting of its stockholders held on March 25, 2008, a majority of such holders approved a proposal to grant the Company’s board of directors authority to effect a reverse stock split of the Company’s outstanding shares of Common Stock at a ratio within a range of between 1:10 and 1:20.  The Company’s board of directors has decided not to effect a reverse stock split at this time but may do so any time prior to March 25, 2009.

As previously disclosed in the Company’s proxy statement filed with the Securities and Exchange Commission on April 28, 2008, if the Company completes the reverse stock split prior amending the certificate of incorporation to increase the number of authorized shares of common stock, the Company will not implement such amendment to increase the number of shares of common stock approved at the Annual Meeting of Stockholders, despite having stockholder approval to do so.  However, if the Company amends its certificate of incorporation to increase the authorized shares of common stock and subsequently implements the reverse stock split, the Company’s authorized shares of common stock will be reduced in connection with the reverse stock split to 98.5 million shares pursuant to the terms of the reverse stock split approved on March 25, 2008.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACUSPHERE, INC.

Dated: June 6, 2008	By:	/s/ Lawrence A. Gyenes
		Name:	Lawrence A. Gyenes
		Title:	Senior Vice President, Chief Financial
Officer and Secretary